TIMOTHY ARNOLD

The undersigned hereby consents to:

(i) the filing of the written disclosure regarding the scientific and technical information related to properties and projects of the Company (the "Scientific and Technical Disclosure"), contained in (a) the Company's Annual Report on Form 40-F and the documents filed with and incorporated by reference therein, and any amendments thereto (the "40-F") and (b) the Company's Management's Discussion and Analysis dated August 12, 2022 (the "MD&A"), filed with the United States Securities and Exchange Commission (the "SEC");

(ii) the incorporation by reference of such Scientific and Technical Disclosure in the 40-F and the MD&A into the Company's Form S-8 Registration Statement being filed with the SEC, and any amendments thereto (the "S-8"); and

(iii) the use of my name in the 40-F, the MD&A and the S-8.

/s/ Timothy Arnold
Timothy Arnold (P.E.)
Chief Operating Officer, Integra Resources Corp

Date: September 19, 2022